Independent Auditors' Consent




To the Shareholders and Board of Directors of High Income Opportunity Fund Inc.:

We consent to the incorporation by reference, in this Prospectus and Statement of Additional Information, of our report dated November 16, 1999, on the statement of assets and liabilities for the High Income Opportunity Fund Inc. (the Fund) as of September 30, 1999 and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended and for the period from October 22, 1993 to September 30, 1994. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-30D.

We also consent to the references to our firm under the headings
"Financial Highlights" and "Other Information" in the Prospectus and "Independent Auditors" in the Statement of Additional
Information.



KPMG LLP
New York, New York
January 18, 2000